OPTION AGREEMENT

     This Option Agreement ("Option Agreement") is made and entered into as of this 5th day of May, 1998, at San Diego, California, by CGV, Inc.
("Optionor"), a California corporation, on the one hand, and Saint Andrews Golf Corporation, a Nevada corporation (hereinafter referred to as "Optionee"), on the other hand.

     RECITALS

     A. Concurrently with the execution of this Option Agreement, Optionor has purchased all of Optionee's right, title and interest in Optionee's Eighty Percent (80%) membership interest (the "Membership Interest") in All-American Golf LLC, a California limited liability company ("All- American Golf") pursuant to a Membership Interest Purchase Agreement ("Purchase Agreement").

     B. Optionor now desires to grant Optionee the right to repurchase the Membership Interest in All-American Golf on the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Grant of Option. Optionor hereby grants to Optionee the right to purchase the Membership Interest at a price and under the terms and conditions set forth herein. This option may be exercised only once and upon exercise only for Optionor's entire eighty percent (80%) interest in All-American Golf.

     2. Option Period. Subject to paragraph 6, Optionee may exercise this Option at any time prior to May 5, 2000. This Option shall expire if not exercised at midnight May 5, 2000. Nothing contained herein shall be deemed to obligate Optionee to exercise the Option.

     3. Consideration. This Option is granted in consideration of Optionee's sale of the Membership Interest to Optionor contemporaneous with the execution of this Option Agreement.

     4. Option Price. The option price ("Option Price") shall be the sum of the following:

          4.1 Four Million Five Hundred Twenty Six Thousand One Hundred Seventy Eight Dollars ($4,526,178);

          4.2 Eighty Percent (80%) of any net losses incurred by All-American Golf between the date of May 5, 1998 and the date of the exercise of the Option (all net income shall be distributed prior to computation of losses);

          4.3 Eighty Percent (80%) of any capital investment made by Optionor in All-American Golf ("capital investment" shall mean any loans to or capital contributions made by Optionor to All-American Golf) after the date of this Option;

          4.4 One Hundred Percent (100%) of any Losses, as that term is defined in section 7.2 of the Purchase Agreement, for which Optionor, Callaway Golf company ("Callaway Golf"), a California corporation, and All-American

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Golf have not been indemnified by Saint Andrews Golf Corporation, a Nevada corporation.

     5. Retention of Consideration. If for any reason the Option granted herein is not exercised, all sums paid and services rendered to Optionor by Optionee shall be retained by Optionor in consideration of the granting of this Option.

     6. Exercise of Option. Optionee may exercise this Option by delivery to Optionor of written notice of exercise at any time prior to the expiration of the Option, or provided that at this time of exercise Optionee or Saint Andrews Golf Shop, Ltd. is not in breach or default of any their obligations under (i) this Agreement, (ii) the Covenant not to Compete of even date herewith, (iii) the Lease Agreement for Retail Operations between All-American Golf and Saint Andrews Golf Shop, Ltd. dated December 30, 1997, (iv) the Purchase Agreement, or (v) any other agreement between Optionee or any of its subsidiaries or affiliates and Optionor, Callaway Golf, All-American Golf or any of their subsidiaries or affiliates.

          6.1 Payment of Option Price. The Option Price shall be paid by wire transfer to Optionor within thirty (30) days after notice of exercise of Option.

     7. Transferability of Option. Neither the Option nor this Option Agreement may be transferred by Optionee without the prior written approval of Optionor which approval may be withheld for any reason or no reason without limiting any other condition which may be imposed by Optionor. As a condition to the exercise of the Option by any permitted transferee, the transferee must pay off the unpaid balance plus interest, of the loan (the "Loan") by Callaway Golf to All-American Golf in the original principal amount of Five Million Two Hundred Fifty Thousand Dollars ($5,250,000) evidence by a Secured Promissory Note dated June 13, 1997. The amount required to pay off the Loan shall be tendered with the payment of the Option Price.

     8. Rights as Member Upon Exercise of Option. Optionee acknowledges that the only rights it shall have as a member of All-American Golf after exercise of the Option and payment of the Option Price shall be the right to:

          (i) allocation of eighty percent (80%) of the net income or losses from All-American Golf;

          (ii) distributions of eighty percent (80%) of the cash distributions from operations and eighty percent (80%) of the net proceeds from sale of the assets by All-American Golf;

          (iii) whatever value it may receive from the sale of its membership interest to a third party (subject to the restrictions on the transferability of its membership interest as set forth in the Operating Agreement); and

          (iv)  right to inspect the books and records of All-American Golf.

By way of example and not by way of limitation, Optionee shall have no right to:

          (i)  manage All-American Golf;

          (ii) remove or cause the removal of any manager of All-American Golf including Optionor (or its designee); or

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          (iii)  vote on any matter or cause a dissolution of All-American
Golf.

     9. Optionor's Rights During the Existence of the Option. The existence of the Option shall not restrict Optionor in any manner in its ownership and operation of All-American Golf. By way of example and not by way of limitation, Optionor shall have the right to:

          (i)  cease or modify operations of All-American Golf;

          (ii)  designate a new manager of All-American Golf;

          (iii)  sell all or any portion of the assets of All-American Golf;

          (iv) remove the name Callaway Golf, or any variation there of, from the Golf Center; or

          (v) consistent with this Option Agreement, amend or change in any manner the Operating Agreement of All-American Golf.

     10. Transferability of Optionor's Interest. Subject to the provisions of paragraph 11, nothing contained herein shall be deemed in any manner to restrict Optionor's ability to transfer its membership interest in All-American Golf in whole or in part including any pledge thereof.

     11. Notice of Sale. In the event Optionor intends to sell its membership interest in All-American Golf, or any portion thereof, or substantially all of the assets of All-American Golf, Optionor shall give Optionee thirty (30) days notice prior to the closing date of the proposed sale for the purpose of giving Optionee the opportunity to exercise the Option. If Option is not exercised, the sale shall be free of Option and Option shall be void and of no further force or effect.

     12. Accounting. Within thirty (30) days after the request by Optionee, Optionor shall provide Optionee with an accounting which sets forth the unpaid balance of the Loan and the computation of the Option Price. The Option Price provided by the accounting in this paragraph 12 shall be the Option Price for a period of thirty (30) days from the date of the accounting. Optionor shall have no right to request an accounting more often than once every six (6) months during the term of this Option.

     13. Operating Agreement for All-American Golf. As a condition to becoming a member in All-American Golf, Saint Andrews must execute an Operating Agreement (the "Operating Agreement") for All-American Golf. The Operating Agreement shall be consistent with Optionor's and Optionee's rights as set forth in this Option Agreement. Optionee acknowledges and agrees that the Operating Agreement shall contain all restrictions in the transfer of Optionee's interest as were set forth in the Operating Agreement for All-American Golf between Callaway Golf and Optionee dated June 13, 1997 including by way of example and not by way of limitation, restriction such as those that were set forth in Article VII of that Operating Agreement.

     14. Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by personal delivery in writing, or by registered or certified mail, postage prepaid, return receipt requested, and shall be deemed communicated as of actual receipt, or three (3) days from mailing. Mailed notices shall be addressed as set forth below, but each party may change his address by written notice in accordance with this paragraph.

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     To Optionor:        CGV, Inc. c/o
                         Callaway Golf Company
                         2285 Rutherford Road
                         Carlsbad, CA  92008-8815
                         Attn: Donald H. Dye, President
                          and Chief Executive Officer

     With a copy to:     CGV, Inc. c/o
                         Callaway Golf Company
                         2285 Rutherford Road
                         Carlsbad, CA 92008-8815
                         Attn:  Steven C. McCracken, Executive Vice
                           President, Licensing, Chief Legal Officer and Secretary


     To Optionee:        Saint Andrews Golf Corporation
                         5325 South Valley View Boulevard, Suite 4
                         Las Vegas, Nevada 89118
                         Attn:  Ron Boreta, President

     With a Copy to:     Joseph P. Mulhern, Esq.
                         Gondecki & Del Guidice
                         221 North LaSalle Street, Suite 2200
                         Chicago, Illinois 60601

     15. Binding Effect. This Option Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto, except as hereinabove expressly provided.

     16. Construction. In the interpretation and construction of this Option Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Option Agreement shall not be deemed, for the purpose of construction and interpretation, that either party drafted this Option Agreement.

     17.  Dispute Resolution.

          17.1 Direct Discussion. In the event of any dispute, claim, question, or disagreement arising out of or relating to this Option Agreement (a "Dispute"), the Parties involved in such Dispute shall use their best efforts to settle such Dispute. To this effect, senior management of the parties involved shall consult and negotiate with each other in good faith to attempt to reach a just and equitable solution satisfactory to both Parties. Any dispute which cannot be resolved within thirty (30) days may be submitted to binding arbitration as provided below.

          17.2 Requirement of Arbitration. Any Dispute which cannot be resolved through mutual consultation and negotiation, shall be settled by final and binding arbitration conducted by the San Diego office of JAMS/Endispute. Nothing stated herein, however, shall preclude any party hereto from seeking and obtaining immediate injunctive relief (whether temporary, preliminary, or permanent) to prevent or restrain a breach by another party or to seek enforcement of this arbitration provision or to seek or enforce prejudgement or ancillary remedies. In the event JAMS/Endispute is no longer in existence or unwilling to conduct the arbitration, the arbitrators shall be appointed and the arbitration shall be conducted and governed by California Code of Civil Procedure section 1281, et seq.

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          17.3  Number of Arbitrators.  The number of arbitrators shall be three (3). The three arbitrators shall be selected as follows: (a) within ten (10) days of delivery of any demand for arbitration, each party shall submit to the other party the name of three (3) candidates nominated from the then-current list of retired judges or justices at the San Diego office of JAMS/Endispute; (b) within five (5) days of delivery of the opposing party's list, each party shall submit to the other party the names of two (2) candidates proposed by the opposing party which are to be stricken from the opposing party's nomination list, with the non-challenged candidates serving as two (2) of the three (3) arbitrators; (c) the parties will then confer on the selection of a third arbitrator and, if no agreement can be reached within five (5) days, JAMS/Endispute shall appoint the third arbitrator from the list of retired judges or justices at the San Diego office of JAMS/Endispute.

          17.4 Location; Commencement; Language. The arbitration shall take place in San Diego, California, and shall be commenced within thirty (30) days of the selection of the arbitrator(s), unless otherwise agreed to by the parties or ordered by the arbitrator(s) for good cause shown. The arbitration hearing shall last no longer than three (3) days.

          17.5 Discovery. It is expressly understood that the parties have chosen arbitration to avoid the burdens, costs and publicity of a court proceeding, and the arbitrators are expected to handle all aspects of the matter, including discovery, in a manner so as to minimize the expense, time, burden and publicity of the process, while assuring a fair and just result. The arbitrator shall limit and restrict the scope of discovery (e.g., number of depositions, document requests, etc.) to only those matters clearly relevant to the dispute. Subject to this limitation, the provisions of California Code of Civil Procedure section 1283.05 are incorporated into, made part of and are applicable to any arbitration conducted pursuant to this clause.

          17.6 Arbitrator's Award. The arbitrator(s) shall issue a written award within twenty (20) days after the matter is submitted for decision. The arbitrator(s) shall apply the law of the State of California (excluding California choice of law provisions.) The arbitrator(s) shall not have the authority to award punitive or exemplary damages to any party.

          17.7 Expenses. The expenses of the arbitration, including the arbitrators' fees, expert witness fees, and attorney's fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators' fees as and when billed by the arbitrators.

          17.8 Confidentiality. Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, the decision of the arbitrators, and any documents produced by the parties in the course of the arbitration. Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected. Once the arbitration award has become final, if the arbitration award is not promptly satisfied, then the prevailing party may, notwithstanding the foregoing, disclose information about the arbitration only to the extent necessary to obtain judicial enforcement of the award.

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          17.9  Enforcement of Award.  The arbitration award shall be final and shall bind the parties. Any award may be enforced by an action filed in the San Diego Superior Court or the Federal District Court, Southern District of California. For purposes of this arbitration provision, the parties hereby agree to submit to the jurisdiction of these courts and hereby waive any or all objections as to personal jurisdiction, subject matter jurisdiction and/or venue with respect to such courts.

     18. Entire Agreement. Modifications. This Option Agreement, together with exhibits and schedules attached hereto, contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and contains all of the terms and conditions thereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No changes or modifications of or additions to this Option Agreement shall be valid unless the same shall be in writing and signed by each party hereto.

     19. Severability. The provisions of this Option Agreement shall be deemed severable and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity and enforceability of the other provisions hereof.

     20. Waivers. No waiver of any of the provisions of this Option Agreement shall be deemed to be or shall constitute a waiver of any other provision of this Option Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver of any provision of this Option Agreement shall be binding on the parties hereto unless it is executed in writing by the party making the waiver.

     21. Governing Law. This Agreement is made and shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely by residents of California and wholly to be performed within California.

     22. Venue; Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in San Diego County, California, in any action or proceeding relating to the enforcement of paragraph 17 of this Option Agreement, and agrees not to bring any action or proceeding relating to the enforcement of paragraph 17 of this Operating Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

     23. Authority. Each of the persons executing this Option Agreement represents and warrants that it is authorized to execute this Option Agreement and the entity on whose behalf they are signing is bound by the terms hereof.

     24. Expenses. Except as otherwise provided for herein, each party hereto shall be responsible for its own expenses accrued in connection with the negotiation, execution and consummation of the transactions contemplated by this Option Agreement, including fees of his or its respective attorneys, accountants or consultants.

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     IN WITNESS WHEREOF, the parties hereto have executed this Option
Agreement the day and year first above written.

OPTIONOR:

CGV, INC., a California corporation


By:/s/ Donald H. Dye
     Donald H. Dye, President

By:_______________________________

OPTIONEE:

SAINT ANDREWS GOLF CORPORATION, a Nevada corporation


By:/s/ Ron Boreta
     Ron Boreta, President

By:_____________________________


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